SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 7, 2005

Date of Report (date of earliest event reported)

RASER TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Utah	0-306567	87-0638510
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5152 North Edgewood Drive, Suite 375

Provo, Utah 84604

(Address of principal executive offices)

(508) 357-2221

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 7, 2005, Mr. John C. Ritter resigned from the Board of Directors of the Registrant (the “Board’), effective October 7, 2005. Mr. Ritter served on the Board since March 2004. In addition, on October 7, 2005, Mr. Ritter resigned from his position of President of the Registrant.

On October 7, 2005, Mr. Reynold Roeder was appointed by the Board, on the recommendation of the Nominating and Governance Committee of the Board, to fill the vacancy created by the resignation of Mr. Ritter, effective immediately. Mr. Roeder was appointed a Class I director with a term expiring at the 2006 Annual Meeting of Shareholders.

Mr. Roeder, 46, is currently the owner of Roeder & Company, LLC, a consulting firm specializing in energy related matters, and the Chief Financial Officer and co-owner of LECTRIX LLC, a company which focuses on merchant electrical transmission projects and related consulting. Previously, Mr. Roeder was founder and served as President of PacifiCorp Syn Fuel, LLC, an entity that manufactures synthetic coal fuel used in thermal and metallurgical applications. Mr. Roeder also previously served as vice president of PacifiCorp Financial Services, Inc., the financial services subsidiary of PacifiCorp. Mr. Roeder is a certified public accountant and graduated with honors from Portland State University with a BS in Business Administration.

In connection with the appointment of Mr. Roeder to the Board, Mr. Roeder was granted an option to purchase 100,000 shares of the Registrant’s common stock (the “Option Shares”) under the Registrant’s Amended and Restated 2004 Long Term Incentive Plan (the “Stock Option”). The Stock Option provides for an exercise price of $12.05 per share and 1/20th of the Option Shares vest every three months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

By:	/s/ William Dwyer
William Dwyer
Chief Financial Officer

Dated: October 13, 2005